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                                                             EXHIBIT 99.1



 FOR IMMEDIATE RELEASE                   CONTACT:  MICHAEL SCHARF
                                                   NIAGARA CORPORATION
                                                  (212) 317-1000

                 NIAGARA CORPORATION SIGNS AGREEMENT TO ACQUIRE
                 STEEL BAR DIVISION OF GLYNWED INTERNATIONAL PLC

            DIVISION HAD 1998 REVENUES OF APPROXIMATELY $ 180 MILLION

 New York, New York, April 19, 1999 - Niagara Corporation (Nasdaq: NIAG), the nation's largest independent producer of cold finished steel bars, today announced that it had signed a definitive agreement to acquire the steel bar division of Glynwed International plc. The Glynwed steel bar division had sales in 1998 of 114 million pounds sterling, or approximately $180 million, and earnings before interest and taxes of 2.2 million pounds
 sterling, or approximately $3.5 million.   The division being acquired,
 which is the largest independent steel bar concern in the U.K., is comprised of Ductile Hot Mill, Dudley Port Rolling Mills, GB Steel Bar, George Gadd & Company, Longmore Brothers, Macreadys, Midland Engineering Steels and W Wesson.

 The transaction is structured as an asset purchase at a price of 21.2 million pounds sterling, or approximately $ 34 million, subject to a post-completion adjustment, with just the machinery, equipment and inventories, which have a book value of 24.8 million pounds sterling, or approximately $ 40 million, being purchased. Seven of the facilities are being leased for a period of 10 years with an option to purchase any or all of them at any time during the lease term at book value. The rent for these properties is 0 for the first two years, 800,000 pounds sterling per annum, approximately $1.3 million, for years 3 - 6 and 1,000,000 pounds sterling per annum, approximately $1.6 million, for years 7 - 10. Several other properties are also being leased.

 The Glynwed steel bar division is engaged in hot rolling, cold finishing, and distribution, and in 1998 sold approximately 325,000 tons of steel bars, primarily in the U.K. but also with significant sales to western Europe and the United States.

 According to Niagara Chairman Michael Scharf, "This acquisition signifies a major commitment on the part of Niagara to expand its steel bar business internationally so that it can service its major manufacturing customers on a global basis."

 In further commenting on the proposed acquisition, Mr. Scharf stated, "We are extremely pleased to be making this strategic acquisition, which will have the effect of almost doubling Niagara's size and also positioning it as a worldwide just-in-time supplier to major automotive, farm equipment, manufacturing and service center customers."

 The closing is conditioned on United States antitrust clearance.

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